SUB-ITEM 77I

The Meridian Fund, Inc. (the "Registrant") has added a new share class, Class C, to each series of the Registrant, and renamed the Advisor Class as Class A. A description of such classes can be found in the Registrants Articles Supplementary to the Registrant's Articles of Incorporation dated March 27, 2015, filed July 1, 2015 as Exhibit (a)(7) to the Registrant's Registration Statement, accession No. 0001193125-15-249035.